Exhibit (10) AA1.

July 31, 1998

Mr. Daniel Meek
(address intentionally omitted)

Dear Dan:

We would like to extend you an offer to be reemployed by Eastman Kodak Company (Kodak) as Director, Worldwide Manufacturing Services Organization. This letter outlines the compensation and benefits arrangements of your offer of reemployment with Kodak.

1.     Position

Your position will be Director, Worldwide Manufacturing Services Organization, initially reporting directly to Dick Bourns in his capacity as Director, Worldwide Sensitized Goods Manufacturing.

Subject to approval by Kodak’s Board of Directors, you will be appointed a corporate Vice President of Kodak upon the commencement of your reemployment. As I believe you are aware, we have already had discussions with the Board regarding your appointment.

You will be located in the Rochester, New York area.

2.     Reemployment Date

You will commence your reemployment with Kodak on or before August 31, 1998.

3.     Base Salary

Your base salary will be at the rate of $233,000 per year.

4.     Management Variable Compensation Plan

You will be eligible to participate in Kodak’s Management Variable Compensation Plan (“MVCP”) with an annual target award of 50% of your base salary, making your total targeted annual compensation $337,000. For 1998 plan year, you will be paid at least your targeted annual compensation pro-rated based on the number of months worked in 1998.

5.     Signing Bonus-Cash Award

Upon your reemployment by Kodak, we will pay you a gross cash hiring bonus of $125,000. Payment of this amount will be made in two equal payments of $62,500. The first payment will be paid within 30 days of your reemployment date. The second and final payment will be made after you have completed 6 continuous months of service with Kodak. Both payments will be made subject to withholding for all applicable income and payroll taxes. In no event will any of this bonus be “benefits bearing.” In other words, the amount will not be taken into account or considered for any reasons for purposes of determining any company provided benefits or compensation to which you may become eligible, including by way of illustration and not by way of limitation, the wage dividend or any pension or other retirement benefit.

You agree to repay to Kodak the total amount of the gross cash signing bonus if within two years of your reemployment either (i) you voluntarily terminate your employment with Kodak; or (ii) Kodak terminates your employment for “Prohibited Conduct.” Such amount will be due immediately upon either: (i) your notification to Kodak that you intend to terminate your employment; or (ii) Kodak’s notification to you that your employment is being terminated for Prohibited Conduct. As used in this letter agreement, the term “Prohibited Conduct” means criminal conduct, an act of dishonesty, an act contrary to your duty of loyalty to Kodak, or a violation of the terms of Kodak’s Business Conduct Guide or the Eastman Kodak Company Employees’ Agreement.

Mr. Daniel Meek
July 31, 1998

6.     Signing Bonus-Stock Option Award

Upon your reemployment, Kodak will propose that the Executive Compensation and Development Committee of the Board (the “Compensation Committee”) grant to you as a signing bonus, a one-time grant of 15,000 non-qualified stock options to acquire Eastman Kodak Company Common Stock (NQSOs). The NQSOs will be issued to you under the terms of the Eastman Kodak Company 1995 Omnibus Long-Term Compensation Plan (the “Omnibus Plan”). The NQSOs will vest 33 1/3% on each of the first three anniversaries of the date of grant. If your employment terminates for any reason, other than a “Permitted Reason” as determined by the CEO in the exercise of his sole discretion, during the one year period following the date of grant, you will immediately forfeit all of the NQSOs. Thereafter, so long as the NQSOs remain unvested, they will be subject to forfeiture in the event of your termination of employment for any reason other than for death or for “Disability” or an “Approved Reason,” as those terms are defined under the terms of the Omnibus Plan. The NQSOs will be granted for a term of 10 years and have an exercise price equal to the mean between the high and low at which Eastman Kodak Company Common Stock trades on the New York Stock Exchange on the later of the date the award is approved by the Compensation Committee or the date of your reemployment. Article 18 of the Omnibus Plan describes the treatment that is afforded to a participant’s stock option awards in the event of a change in control.

7.     Signing Bonus-Restricted Stock Award

Upon your reemployment, Kodak will propose that the Compensation Committee grant to you as a signing bonus, a one-time grant under the Omnibus Plan of 3,500 shares of restricted Kodak Common Stock. Thirty-three 1/3 percent (33 1/3%) of such shares will vest upon the first anniversary of the date of their grant, thirty-three 1/3 percent (33 1/3%) of such shares will vest upon the second anniversary of the date of their grant and the balance (i.e., 33 1/3%) will vest on the third anniversary. If your employment terminates for any reason, other than a “Permitted Reason” as determined by the CEO in the exercise of his sole discretion, during the one year period following the date of grant, you will immediately forfeit all of the shares. Thereafter, so long as these share remain unvested, they will be subject to forfeiture in the event of your termination of employment for any reason other than for death or for “Disability” or an “Approved Reason,” as those terms are defined under the terms of the Omnibus Plan.

8.     Stock Option Program

Beginning with the annual grant for 1999, you will be eligible to participate in our annual Stock Option Program under the Omnibus Plan. Grants are typically made in the spring of each year. In the annual grant for 1998, which was made on April 2, 1998, the target grant for an employee in your wage grade was 15,300 NQSOs. This number may be subject to change in the future. Furthermore, individual awards under the program are wholly within the discretion of the Compensation Committee, and, if made, are a function of a participant’s attainment of established performance criteria which shall include business unit performance as well as individual performance. Article 18 of the Omnibus Plan describes the treatment that is afforded to a participant’s stock option awards in the event of a change in control.

9.     KRIP

You will be eligible to participate in the Kodak Retirement Income Plan (“KRIP”), Kodak’s pension plan, in accordance with the terms and conditions of such plan as they may be amended from time to time. KRIP is funded entirely by Kodak without any employee contributions. Your participation in KRIP is automatic and recommences on your first day of reemployment.

Since you have not received a distribution of your Accrued Benefit under KRIP, all of the Vesting Service, Total Service and Accrued Service credited to you prior to your termination of employment in 1990 will be restored upon your reemployment. Our records indicate that you presently have 17 years of Accrued Service and 16 years and 11 months of Total Service.

Kodak also maintains two unfunded supplemental retirement plans, the Kodak Excess Retirement Income Plan (“KERIP”) and the Kodak Unfunded Retirement Income Plan (“KURIP”). KERIP is an excess benefit plan and is designed to provide retirement benefits payable out of Kodak’s general assets where benefits cannot be paid under KRIP because of the provisions of Section 415 of the Internal Revenue Code of 1986, as amended (the “Code”). KURIP is designed to provide retirement benefits payable out of Kodak’s general assets where benefits cannot be paid under KRIP because of the compensation limitations of Section 401(a)(17) of the Code and/or because deferred compensation is ignored in defining compensation for purposes of calculating benefits under KRIP. You will be eligible to participate in both KERIP and KURIP.

Mr. Daniel Meek
July 31, 1998

10.     Pension Benefits

A.	In General. Subject to the provisions of this Section 10, Kodak will enhance the retirement benefits you may become entitled to under the Kodak Retirement Income Plan (“KRIP”), the Kodak Unfunded Retirement Income Plan (“KURIP”), and the Kodak Excess Retirement Income Plan (“KERIP”). The purpose of this enhanced retirement benefit is to bridge the time period that you have not been employed by Kodak by providing you with service under KRIP for the approximately 8 year period commencing in May of 1990 and ending upon the date of your reemployment by Kodak. More specifically, assuming you satisfy the conditions of Section 10(B) below and subject to the offset provisions contained in Section 10(E) below, Kodak agrees to pay you the retirement income benefit you accrue under KRIP, KURIP and KERIP: (1) in accordance with the terms of KRIP, KURIP and KERIP as in effect on the date of this letter agreement; and (2) based on crediting you with an additional 8 years and 2 months of deemed service under each of these plans. This crediting of deemed service shall apply for purposes of establishing: (i) the total amount of “Accrued Service” used to calculate your KRIP, KURIP and KERIP retirement benefits; and (ii) your “Total Service” for purposes of determining the applicability of any early retirement reduction factor contained in KRIP, KURIP and KERIP.

B.	Continuous Employment. In order to receive the enhanced retirement benefit described above, you must remain continuously employed with Kodak during the 5 year period commencing on the date of your reemployment. Except as provided in Section 10(C) below, if your employment terminates for any reason, whether voluntarily or involuntarily, prior to the fifth anniversary of your employment with Kodak, you will not be entitled to receive any of the enhanced retirement benefits described above.

C.	Termination For Other Than Cause or Disability. Notwithstanding Section 10(B) above, if during the 5 year period commencing on the date of your reemployment, Kodak terminates your employment for other than “Cause” or “Disability,” as those terms are defined in Section 12 below, you will be entitled to the total amount of deemed service as set forth in A above.

D.	Payment. The amount of the enhanced retirement benefit, if any, payable to you under this Section 10 will: (i) be paid in such form(s) as Kodak, in its discretion, determines; (ii) be paid out of Kodak’s general assets, not under KRIP; (iii) not be funded in any manner; (iv) be included in your gross income as ordinary income, subject to all income and payroll tax withholding required to be made under all applicable laws; and (v) not be grossed up or be given any other special tax treatment by Kodak.

E.	Offset. The amount of the retirement income benefit, if any, provided to you under this Section 10 will be offset by the following:

	i.	KRIP, KURIP and KERIP. The retirement income benefit payable to you under the terms of KRIP, KURIP and KERIP, and any successor plan(s) thereto; and

	ii.	Prior Employer Plan. Any other retirement benefit provided to you pursuant to the retirement plan or program of any employer, other than Kodak.

For purposes of determining the amount of any offset under this Section 10, the amount of any retirement benefit payable to you under any plan shall be calculated pursuant to the same actuarial assumptions that are used to calculate your KRIP benefit and assuming the same frequency of payment, form of benefit and commencement date of payment as the benefits payable to you under KRIP.

F.	Employee Benefit Plan. To the extent the terms of this letter constitute an “employee benefit plan” under Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”), the Senior Vice President, Eastman Kodak Company and Director, Human Resources shall be the plan administrator of the plan. The plan administrator shall have total and exclusive responsibility to control, operate, manage and administer the plan in accordance with its terms and all the authority that may be necessary or helpful to enable him/her to discharge his/her responsibilities with respect to the plan. Without limiting the generality of the preceding sentence, the plan administrator shall have the exclusive right to: interpret the plan, decide all questions concerning eligibility for and the amount of benefits payable under the plan, construe any ambiguous provision of the plan, correct any default, supply any omission, reconcile any inconsistency, and decide all questions arising in the administration, interpretation and application of the plan. The plan administrator shall have full discretionary authority in all matters related to the discharge of his/her responsibilities and the exercise of his/her authority under the plan, including, without limitation, his/her construction of the terms of the plan and his/her determination of eligibility for benefits under the plan. It is the intent of the plan, as well as both parties hereto, that the decisions of the plan administrator and his/her action with respect to the plan shall be final and binding upon all persons having or claiming to have any right or interest in or under the plan and that no such decision or actions shall be modified upon judicial review unless such decision or action is proven to be arbitrary or capricious.

G.	Definition. Any defined term used in this Section 10 or in Sections 9 and 11, other than those specifically defined therein, shall have the same meaning for purposes of this document as that ascribed to it under KRIP.

Mr. Daniel Meek
July 31, 1998

11.     Survivor Benefits

A.	Pre-Retirement Survivor Income Benefit

	i.	In General. Kodak agrees to supplement your Pre-Retirement Survivor Income Benefit (“Pre-Retirement SIB”) coverage under KRIP, KURIP and KERIP. The amount of your Pre-Retirement SIB coverage will be determined pursuant to Section 10.02(f) of KRIP, as in effect on the date of this letter; except your “Accrued Benefit” will be calculated by taking into account any deemed service credited to you under Section 10 of this letter.

	ii.	Offset. The benefit calculated under Section 11(A)(i) above will be offset by: (a) your Pre-Retirement SIB coverage under KRIP, KURIP and KERIP, and any successor plan(s) thereto; and (b) any pre-retirement survivor income benefit provided to you pursuant to the retirement plan or program of any employer, other than Kodak.

B.	Qualified Pre-Retirement Survivor Annuity

	i.	In General. Kodak agrees to supplement your Qualified Pre-Retirement Survivor Annuity coverage under KRIP, KURIP and KERIP. The amount of your Qualified Pre-Retirement Survivor Annuity coverage will be determined pursuant to Section 10.02(h) of KRIP, as in effect upon the date of this letter; except, however, your “Accrued Benefit” will be calculated by taking into account any deemed service credited to you under Section 10 of this letter.

	ii.	Offset. The benefit calculated under Section 11(B)(ii) above will be offset by: (a) your Qualified Pre-Retirement Survivor Annuity under KRIP, KURIP and KERIP, and any successor plan(s) thereto: and (b) any pre-retirement survivor income benefit provided to you pursuant to the retirement plan or program of any employer, other than Kodak.

Mr. Daniel Meek
July 31, 1998

12.     Severance Benefits

A.	In General. If prior to the fifth anniversary of the date of your reemployment, Kodak terminates your employment for reasons other than “Cause” or “Disability,” as those terms are defined below, Kodak will pay you, subject to your satisfaction of the terms of this Section 12, the benefits described in this Section 12.

B.	Severance Allowance. Kodak will pay you a severance allowance equal to two (2) times your then-current annual base salary plus your then-current target annual incentive award under MVCP. The severance allowance will be paid in equal consecutive bi-monthly payments over the two (2) year period commencing on the date of your termination of employment.

This severance allowance shall be paid to you in lieu of any other severance benefit, payment or allowance that you would otherwise be eligible for, except any benefits payable to you under Kodak’s Termination Allowance Plan (“TAP”) or any successor plan thereto. To the extent, however, you are eligible for a severance benefit under TAP (or any successor plan), the severance allowance payable to you under this Section 12(B) will be reduced by the amount of such severance benefit. In no event shall any of this severance allowance be “benefits bearing.” Kodak shall withhold from the severance allowance all income, payroll and employment taxes required by applicable law or regulation to be withheld.

C.	Retraining Allowance. You will be eligible for a retraining allowance benefit of up to $5,000. To the extent this benefit cannot be provided under the term of TAP, it will be provided to you in the same manner, and on the same terms and conditions, as if you were eligible to receive a retraining allowance benefit pursuant to Article 7 of TAP. All retraining allowance benefits will be subject to all income, payroll and employment tax withholdings required by applicable law or regulation to be withheld.

D.	Outplacement Services. You will be eligible for outplacement services. To the extent this benefit cannot be provided under the terms of TAP, it will be provided to you in the same manner, and on the same terms and conditions, as if you were eligible for “Outplacement Services” pursuant to Article 8 of TAP.

E.	Continuation of Existing Health, Dental and Life Insurance Coverages. Your existing elections under the Kodak Medical Assistance Plan (“Kmed”), the Kodak Dental Assistance Plan (“Kdent”) and the Kodak Life Insurance Plan (“KLife”) will be continued, and fully paid by Kodak, until the last day of the fourth month immediately following the month of your termination of employment.

F.	Stock Options. Kodak management will recommend to the CEO that your termination of employment be for a “Permitted Reason” for purposes of any non- qualified stock options held by you on the date of your termination of employment. Your termination of employment will be an “Approved Reason” for purposes of any non-qualified stock options held by you on the date of your termination of employment.

Mr. Daniel Meek
July 31, 1998

G.	Restricted Stock Award. In the event your termination of employment occurs within the one year period beginning on the date of grant of the restricted stock award described in Section 7 above, Kodak management will recommend to the CEO that your termination of employment be for a “permitted reason” for purposes of such restricted stock. Should your termination of employment occur after such one year period, it will be for an “Approved Reason” for purposes of such restricted stock.

H.	Wage Dividend. To the extent you are eligible for a Wage Dividend for the Performance Period in which your termination of employment occurs, any Wage Dividend earned by you will be based on your participating compensation for such period. If earned, the Wage Dividend will be paid in cash, subject to withholding for all applicable income and payroll taxes, at the same time that other participants of the Plan receive their awards.

I.	Management Variable Compensation Plan. To the extent you are eligible for an award under the Management Variable Compensation Plan (“MVCP”) for the Performance Period in which termination of employment occurs, any MVCP award earned by you for such period will be pro-rated based upon your length of service during the performance period. If earned, the MVCP award will be paid, subject to withholding for all applicable income and payroll taxes, at the same time that other participants of the Plan receive their awards.

You hereby acknowledge and agree that Kodak’s determination with regard to size and payment of any MVCP award for such Performance Period will be final and binding upon you, and any other person having or claiming to have any right or interest on your behalf in or under the plan, and that the failure of Kodak to award you a MVCP award for such Performance Period will not give rise to any claim against Kodak or its directors, officers or employees.

J.	Breach. In the event you breach any of the terms of the Eastman Kodak Company Employees’ Agreement described in Section 21 below or the Agreement, Waiver and Release described in Section 12(K) below, in addition to and not in lieu of, any other remedies that Kodak may pursue against you, no further payments will be made to your pursuant to this Section, you agree to immediately repay to Kodak all moneys previously paid to you pursuant to this Section, and you will immediately forfeit the non-qualified stock options referred to in Section 12 (F) above and the restricted stock referred to in Section 12 (G) above.

K.	Agreement, Waiver and Release. In order to receive the benefits described in this Section 12, you must execute immediately prior to your termination of employment a waiver, general release and covenant not to sue in favor of Kodak (the “Agreement, Waiver and Release”), in a form satisfactory to the Senior Vice President and Director, Human Resources, of Kodak.

Mr. Daniel Meek
July 31, 1998

L.	Cause. For purposes of this letter, “Cause” shall mean:

	i	your willful failure (for a period of at least 30 calendar days following delivery to you of a written notification from your supervisor informing you of your performance deficiencies) or your continued non-willful failure (for a period of at least 90 calendar days following delivery to you of a written notification from your supervisor informing you of your performance deficiencies) to perform your regularly assigned duties or the specific and reasonable directives of your supervisor; or

	ii	your willful or negligent failure to follow a lawful written directive of Kodak’s Chief Operating Office or of your supervisor; or

	iii	your willful violation of any material rule, regulation, or policy that may be established from time to time for the conduct of the Kodak’s business; or

	iv	your unlawful possession, use or sale of narcotics or other controlled substances, or performing job duties while illegally used controlled substances are present in your system; or

	v	any willful act of omission or commission by you in the scope of our employment (a) which results in the assessment of a civil or criminal penalty against you or Kodak, or (b) which in the reasonable judgment of your supervisor could result in a material violation of any foreign or U.S. federal, state or local law or regulation having the force of law; or

	vi	your conviction of or plea of guilty or no contest to any crime involving moral turpitude; or

	vii	any misrepresentation of a material fact to, or concealment of a material fact from, your supervisor or any other person in Kodak to whom you have a reporting relationship in any capacity; or

	viii	your breach of Kodak’s Business Conduct Guide or the Eastman Kodak Company Employees’ Agreement.

M.	Disability. For purposes of this letter, the term “Disability” means disability under the terms of the Kodak Long-Term Disability Plan.

Mr. Daniel Meek
July 31, 1998

13.     Wage Dividend Plan

You will be eligible to participate in Kodak’s Wage Dividend Plan. If any award is earned for 1998, it will be paid in March 1999, and pro-rated based upon your 1998 participating earnings. Awards earned under the Wage Dividend Plan by management level employees are paid in the form of stock options to acquire Eastman Kodak Company Common Stock pursuant to the terms of the Wage Dividend Plan.

14.     Vacation

You will be entitled to six (6) weeks vacation per calendar year, beginning in 1999, with three (3) weeks in 1998.

15.     Benefits

You will be eligible to participate immediately in Kodak’s Flexible Benefits Plan, which includes health and dental coverage, long-term disability coverage, group life insurance and eligibility for long-term care insurance. In addition, you will be able to participate in Kodak’s Short-Term Disability Plan and will be eligible for up to 52 weeks of benefits under the terms of such plan.

Our executives also qualify for company-paid coverage of $5 million of personal umbrella liability insurance (“PULI”).

In addition, you will be eligible to participate in the 1982 Eastman Kodak Company Executive Deferred Compensation Plan (“EDCP”). This is a non-qualified/unfunded plan in which you may elect to defer a portion of your base salary and MVCP award. You may enroll within the first ten (10) business days after joining Kodak or in the Fall 1997 enrollment period for 1998.

Immediately upon your reemployment, you will also be eligible to participate in the Eastman Kodak Employees’ Savings and Investment Plan (“SIP”). You will be eligible to make rollover deferrals to SIP from other qualified plans within two years from the date of your hire.

Our executives are provided with individual financial counseling services through one of three companies. You will be immediately eligible for this benefit.

For purposes of any termination allowance benefit that you may become entitled to under the terms of TAP, you will be treated as having 8 years and 2 months of deemed service in addition to your actual service. To the extent this additional deemed service produces a benefit which cannot be paid under the terms of TAP, it will be paid outside of TAP on the same terms and conditions as if it were payable under TAP.

16.     Relocation Benefits

You will be eligible to participate in the Company’s Enhanced New Hire Relocation Program. Your relocation expenses to Rochester within two years of your reemployment date will be eligible for coverage under the program. One of the features of the Program is a Mortgage Interest Subsidy (“MIS”) whereby Kodak will protect you for two (2) years if your new first mortgage interest rate is at least 1% higher than the rate on your existing first mortgage. The MIS will be calculated based on the difference, if any, between, (x) the rate of your new first mortgage, and (y) the rate of your existing first mortgage plus one percent. MIS is paid annually in the form of a lump sum payment subject to all applicable income and payroll tax withholdings.

17.     Temporary Housing/Commuting Expenses

To assist you in finding a permanent residence in the Rochester, New York area, Kodak agrees to reimburse you for your temporary housing expenses. In addition, Kodak agrees to reimburse you for the expenses you incur in commuting back and forth between Rochester and Boston. More specifically, for up to a twenty four (24) month period commencing on your reemployment date, Kodak agrees to reimburse you for your temporary housing expenses to a maximum dollar amount of $1,500 per month and in addition, reasonable commuting expenses between Rochester, New York and Hopkington, Massachusetts. These expenses must be incurred for temporary housing in the Rochester, New York area and/or for your traveling expenses between Rochester and Hopkington. In order to be eligible for reimbursement, any air travel expenses you incur must be coach class. Proper documentation of these expenses will be required in accordance with the terms of Kodak’s relocation program. To the extent you are subject to Federal or state income tax on these expense reimbursements, Kodak will “gross-up” the reimbursements so that after such taxes are incurred by you, you shall receive a net payment equal to the amount of the expense.

Mr. Daniel Meek
July 31, 1998

18.     Confidential Information

It is important that the relationship between you and Kodak be established at the outset so as to enable you to properly safeguard confidential information, which you may have acquired from your previous employer(s). “Confidential Information” is defined as information proprietary to a previous employer which is generally secret, and which you learned while employed with that employer.

By accepting this conditional offer, you represent to Kodak that your obligations regarding the Confidential Information will not impede your ability to perform the duties and responsibilities required by virtue of your position with Kodak. You further represent that the performance of these duties and responsibilities will not violate any agreement between you and any other person, firm, entity or organization or violate any Federal, state or local law, executive order or regulation.

During your reemployment with Kodak, we would expect that you will keep in mind the Confidential Information and inform us if you believe that any duties or responsibilities to which you are assigned will involve its use or disclosure. I am available at any time to discuss questions which might arise in this regard. All such discussions you may have with me or anyone at Kodak in this regard should refer to the Confidential Information only in general terms so as to avoid disclosure of the information you believe to be confidential.

19.     No Conflicts of Interest

By signing this letter, you represent that you are not subject to any restrictions, particularly, but without limitation, in connection with any previous employment, which now or hereafter prevent you from entering into and performing your obligations under this letter or which materially and adversely affect (or may in the future, so far as you can reasonably foresee, materially affect), your rights to participate in the affairs of Kodak.

20.     Employment Preconditions

This conditional offer of reemployment is subject to the following conditions and may be withdrawn by Kodak due to your inability to satisfy any one or more of these conditions. By signing this letter, you agree and acknowledge that Kodak may perform the activities contemplated below in order to verify the stated conditions.

A.	Physical Exam and Drug Test. You are required to complete a physical examination and drug screen before this offer becomes final. This will be at Kodak’s expense. This offer is contingent upon a negative drug screen urinalysis test result. Additional information will be sent to you under separate cover from our Medical Department.

B.	INS. All employers are now required by Federal law to verify identity and authorization to work for all prospective employees. Enclosed is an Immigration and Naturalization Service I-9 form that outlines the details of these requirements. Inability to comply with these requirements will cause rescission of this conditional offer.

C.	Check of Past Employment, Education, Credit History, etc. Kodak will conduct a check of your past employment, education, credit history and criminal convictions records. This offer is contingent upon such check being acceptable to Kodak. Informed Directions International of 110 15th Street NE, Canton, Ohio 44714, has been engaged by Kodak to conduct this check. Enclosed is a disclosure letter required by Federal Law concerning our request to obtain a copy of your credit report. You will also find enclosed a consent form authorizing Kodak to obtain such credit report. Please sign and date the consent form and enclose it along with this letter.

Mr. Daniel Meek
July 31, 1998

21.     Employee’s Agreement

Attached is a copy of the Kodak Employees’ Agreement, which you must sign and return to Dick Bourns upon your acceptance of this conditional offer.

22.     Miscellaneous

By accepting this conditional offer of reemployment, you agree and acknowledge that this letter contains the entire understanding between Kodak and yourself with respect to your reemployment and supersedes all previous written or oral negotiations, commitments, and agreements with respect to such subject matter.

You are expected to devote your best efforts and all of your business time to the affairs of Kodak. You may, however, engage in any charitable, civic and community activities, provided, however, such activity(ies) do not materially interfere with your duties and responsibilities.

Please also keep in mind that, regardless of any provision contained in this letter to the contrary, your employment at Kodak is “at will.” That is, you will be free to terminate your employment at any time, for any reason, and Kodak is free to do the same.

You agree to keep the existence of this letter confidential except that you may review it with your financial advisor, attorney and/or spouse and with me or my designee.

If any portion of this letter is deemed to be void or unenforceable by a court of competent jurisdiction, the remaining portions will remain in full force and effect to the maximum extent allowed by law. The parties intend and desire that each portion of this letter be given the maximum possible effect by law.

You agree that except as prohibited by law, your repayment obligations to Kodak under Section 5 above may be satisfied by Kodak, at its option and without prior notice to you, by its set-off against any amounts payable by Kodak to you at the time of your termination of employment for or on account of any reason including compensation or severance benefits. Kodak will advise you of any set-off effected under this paragraph. This paragraph shall be without prejudice and in addition to any right of set-off, combination of accounts, lien or other right to which Kodak is at any time otherwise entitled (whether by operation of law, contract or otherwise).

This letter, and its interpretation and application, will be governed and controlled by the laws of the State of New York.

Mr. Daniel Meek
July 31, 1998

***

Please respond to this conditional offer of reemployment prior to August 7, 1998. If you find the conditional offer acceptable, please acknowledge this by signing your name on the signature line provided below and returning the signed original of this letter, along with the executed copy of the enclosed Employees’ Agreement and the signed consent form authorizing Kodak to obtain a copy of your credit report, directly to Dick Bourns.

Please feel free to contact Dick Bourns at (716) 724-7550 or me at (716) 724-4573 if you have any questions.

Sincerely,

Michael P. Morley

MPM:llh
Enclosures

cc: Richard T. Bourns

Signature          _________________________                                                Date     _______________________
                           Daniel Meek

Social Security No.                  _____________________

Birthdate                                   _____________________